Exhibit 10.37

FIRST AMENDED AND RESTATED

PLACEMENT AGENT AGREEMENT

(March 22, 2016)

This First Amended and Restated Placement Agent Agreement is made by and between AntriaBio, Inc., a Delaware corporation (the “Company”), and Paulson Investment Company, LLC, an Oregon limited liability company (“PA”), as of the date first above written. The Company hereby engages PA to assist the Company as its exclusive placement agent (with the exception of Brookline Securities, LLC and Silver Leaf Partners, LLC, both of whom were engaged to assist the Company in the Offering prior to the date hereof) in obtaining financing through a private placement of the Company’s equity securities (the “Offering”). The terms of the Offering will be more fully described in the Private Placement Memorandum (the “PPM”) and Unit Purchase Agreement (“UPA”) for the Offering. The parties hereby agree as follows:

1.       Services.

(a)       PA shall offer participation in the Offering to “accredited investors” as defined by Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Any such potential investor in the Offering that is introduced by PA shall be considered a qualified investor (collectively, the “Qualified Investors”). All potential investors referred to PA by the Company will be considered to be Qualified Investors. Any person who participates in the Offering through PA, who is a current holder of the Company’s securities, or who participates in a previous offering of the Company’s securities through PA will be considered a tail investor (“Tail Investor”).

(b)       The Company shall be responsible for (i) the initial printing, binding and distribution (PA shall not be required to print hard copies, but may use electronic documents for distribution) to the Qualified Investors of the Company’s confidential private placement memorandum or other offering documents (the “Memorandum”) (which shall be created by the Company, and shall include a brief summary of the Company and its business, current capitalization table, current financial statements and certain future financial projections of the Company, as well as the relevant Offering documents, including the UPA (the “Transaction Documents”)) and related investment materials to be used in connection with the Offering. The Company shall make members of management and other employees available to PA as PA shall reasonably request for purposes of satisfying PA’s due diligence requirements and consummating the Offering. The Company shall also make its Chief Executive Officer, Chief Financial Officer and other key management members available to attend a reasonable number of investor presentations, as determined by PA, and shall commit such time and other resources as are reasonably necessary or appropriate to secure the reasonable and timely success of the Offering. The Company shall cooperate with PA in connection with the Offering, and shall make available to PA such documents and other information as PA shall reasonably request in order to satisfy its due diligence requirements.

The PA shall be responsible for (i) organizing, obtaining facilities for, and conducting one or more investor presentations and (ii) providing such other services reasonably related to serving as a placement agent for the Company in connection with the Offering.

(c)       PA acknowledges that (i) the Company may determine, in its sole discretion, whether to accept an offer of subscription to the Offering by a Qualified Investor and (ii) the Company is not obligated to compensate PA for such offered subscriptions to the Company that the Company does not accept.

2.       Compensation.

(a)       Qualified Investors. The Company shall, at each closing of the Offering, as compensation for the services provided by PA hereunder, pay PA a cash fee, and warrants to purchase shares of the Company’s Common Stock, with respect to investments made by Qualified Investors, as set forth below.

(i)       The (“QI Cash Fee”) shall equal 10.0% of the gross cash proceeds invested by Qualified Investors in the Offering. The QI Cash Fee shall be paid upon each closing of the Offering.

(ii)       The (“QI Exercise Fee”) shall be equal to 3% of the gross cash proceeds received by the Company from Qualified Investors exercising any warrants which they currently hold, or receive as part of the Offering.

(iii)       Upon each closing of the Offering, the Company will issue warrants to PA, or its designees, (“QI Warrants”) to purchase a number of shares of the Company’s common stock equal to 10% of the gross proceeds of the Offering raised from Qualified Investors. For example, if the gross proceeds of the Offering raised from Qualified Investors is $10,000,000, then a warrant to purchase One Million (1,000,000) shares of the Common Stock of the Company would be issuable to PA or its designees. The QI Warrants will be exercisable for a period of seven years (7) years, and have an exercise price of $1.65. The QI Warrants will have a net exercise provision, and the Company will not have any right to accelerate the exercise the QI Warrants.

(b)       Compensation for Tail Investors. The Company shall, at each closing of the Offering, as compensation for the services provided by PA hereunder with respect to Tail Investors pay PA a cash fee and warrants to purchase the Company’s Common Stock, as set forth below.

(i)       The (“TI Cash Fee”) shall be equal to 10% of the gross cash proceeds invested by PA and its affiliates and/or any Tail Investor in the Offering. The TI Cash Fee shall be paid upon each closing of the Offering.

(ii)       The (“TI Exercise Fee”) shall be equal to 3% of the gross cash proceeds received by the Company from Tail Investors exercising any warrants which they currently hold, or receive as part of the Offering.

(iii)

(iv)       Upon each closing of the Offering, the Company will issue warrants to PA, or its designees, (“TI Warrants”) to purchase a number of shares of the Company’s common stock equal to 10% of the gross proceeds of the Offering raised from Tail Investors. For example, if the gross proceeds of the Offering raised from Tail Investors is $10,000,000, then a warrant to purchase One Million (1,050,000) shares of common stock of the Company would be issuable to PA or its designees. The Tail Warrants will be exercisable for a period of seven (7) years, and have an exercise price of $1.65. The TI Warrants will have a net exercise provision, and the Company will not have any right to accelerate the exercise the TI Warrants.

3.       Term.

(a)       Term. Unless earlier terminated as set forth herein, this Agreement will continue in full force and effect for a term expiring upon the final closing of the Offering (the “Closing Date”).

4.       Termination. Prior to the end of the Term, (i) the Company may terminate this Agreement immediately and without notice in the event of a material breach of this Agreement by PA, and (ii) either party may terminate this Agreement upon fifteen (15) days prior written notice to the other party for any reason. In the event the Company terminates this Agreement, PA will be entitled to all applicable fees set forth in Section 2 hereof, earned prior to such termination. Upon termination of this Agreement (by expiration or as provided for in this Section 4), PA shall prepare and deliver to the Company a definitive list of prospective and actual Qualified Investors contacted by PA in connection with the Offering with whom the Company had discussions during the Term of this Agreement (the “Listed Investors”). In the event that the Company consummates a sale of any of its debt securities, equity securities or securities convertible into or exercisable in exchange for equity securities to any Listed Investor or Tail Investor, in a private placement transaction, or any debt securities held by Listed Investors or Tail Investors are converted to equity securities within a period of three (3) years following the date of termination of this Agreement (the “Tail Period”), then at each closing thereof (each a, “Subsequent Offering”), the Company shall pay all fees to PA, including the issuance of warrants as set forth in Section 2 hereof, in amounts equal to what PA would have earned from such Subsequent Offering had the Company closed on such investments under the terms of this Agreement.

Notwithstanding anything to the contrary in this Agreement, a Subsequent Offering shall not include: (A) securities issued pursuant to stock option plans, deferred compensation plans, restricted stock plans or employee stock purchase plans; (B) securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Company’s board of directors (the “Board of Directors”); (C) securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing equipment leasing or real property leasing transaction approved by the Board of Directors; (D) securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; or (E) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors.

5.        Performance. In connection with the performance of its duties under this Agreement, PA agrees as follows:

(a)       PA shall act in a manner consistent with the instructions of the Company and comply with all applicable laws, whether foreign or domestic, of each jurisdiction in which PA proposes to carry on the business contemplated by this Agreement. PA shall not take any action or omit to take any action that would cause the Company to violate any law or any applicable exemption from registration under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). PA is a member firm of FINRA, has all authority and approvals needed to engage in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. PA represents, warrants and agrees that it shall at all times provide its services under this Agreement in compliance with applicable law, including but not limited to, conducting an offering of a possible financing in a manner intended to qualify it as exempt from the registration requirements of the Securities Act, except for an initial public offering, not taking any action in connection with an offering of a possible financing which would constitute a general solicitation or general advertising, and not making any offers to any potential investor which it does not reasonably believe to be an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Act.

(b)       PA shall keep a record of when and to whom each Memorandum is provided. PA may elect to comply at its’ discretion with this Section 5(b) by posting the Memorandum in a password protected data room, and maintaining a file of that confirms who has viewed the Memorandum, and at what times on which dates.

(c)       PA shall only provide information regarding the Company that is contained in the Company’s public filings, or which is, approved in form and content by the Company for dissemination to potential investors (such as a PowerPoint presentation) or other information that is available generally to the public (such as press releases or published articles) and shall not make any additional statements that contain an untrue statement of a material fact or omit to state any fact necessary to make any statement made by PA made not misleading in light of the circumstances in which they were made.

(d)       PA shall not provide the Memorandum or any other information about the Company to any person or firm that, to the knowledge of PA, is a competitor of the Company or is an officer, director, employee, affiliate or significant investor of, a competitor of the Company.

(e)       PA shall not engage in any form of general solicitation or general advertising with respect to the Offering.

(f)       Before mentioning or sending any material related to the Company to any potential investor, PA shall, on the basis of PA’s prior relationship with the potential offeree, reasonably believe that the potential offeree is: (x) an “accredited investor” and, if applicable, satisfies any private placement requirements or laws or regulations associated with the Offering applicable in any non-U.S. jurisdiction and (y) so sophisticated and knowledgeable in business and financial matters that the potential offeree is capable of evaluating the merits and risks of an investment in the Company.

(g)       PA shall use its best efforts to cause its officers, directors, employees and affiliates to comply with all of the foregoing provisions of this Section 5.

6.       Representations and Warranties.

(a)       PA represents and warrants that it has full legal right to enter into and perform this Agreement and that its entry into and performance under this Agreement do not and will not violate any fiduciary or other duty it may have to any other person. PA represents and warrants that PA has and will maintain during this Agreement all licenses, registrations, permits and other authorizations required for PA to perform the activities and receive the compensation contemplated by this Agreement in each jurisdiction in which PA proposes to engage in such activities. In particular, but without limiting the generality of the foregoing, PA is and will be duly licensed or registered as a broker dealer or registered representative of a broker dealer under the Exchange Act, and under the laws of each jurisdiction requiring such licensing or registration. This Agreement, when executed and delivered by the parties hereto, shall constitute a valid and binding obligation of PA, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and federal and state securities laws.

(b)       The Company represents and warrants that the Memorandum and any other materials provided by the Company to PA for dissemination to potential investors contain no misrepresentation of a material fact, and do not omit a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, except that with respect to assumptions, projections, forward-looking statements and expressions of opinion or predictions made, the Company represents only that they were made in good faith.

(c)        All communications by the Company with PA shall be with PA’s President, legal counsel and/or designated investment banker(s) with respect to the Offering. The Company shall not communicate directly with any of PA’s brokers or known clients (until such time as such clients are stockholders of the Company) without the prior consent of PA. The provisions of this Section 6(c) shall not apply to clients of PA who are also stockholders of the Company.

7.       Indemnification.

(a)       The Company agrees to indemnify and hold harmless PA, its officers, directors, employees, agents, legal counsel and any of its affiliates (each, a “PA Indemnified Party”) against any and all losses, claims, damages, liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a PA Indemnified Party) caused by or arising out of any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in the Memorandum or any other document furnished by the Company to PA for delivery to or review by the Qualified Investors, or the omission or the alleged omission to state in such documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Company for use in the documents furnished to the Qualified Investors, including the Memorandum (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Company by PA). The Company agrees to reimburse the PA Indemnified Party for any reasonable expenses (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by PA Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the PA Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such PA Indemnified Party pursuant to the provisions of this subsection (a). In the event the Company shall be obligated to indemnify a PA Indemnified Party in connection with any such proceeding, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by the PA Indemnified Party (which shall not be unreasonably withheld), upon the delivery to the PA Indemnified Party of written notice of the Company’s election to do so.

(b)       PA agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents, legal counsel and its affiliates (each, a “Company Indemnified Party”) against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Company Indemnified Party) caused by or arising out of any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by PA to the Qualified Investors, or PA’s omission or the alleged omission to state to the Qualified Investors a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to PA by the Company, including the Memorandum or any other document furnished by the Company to PA for delivery to or review by the Qualified Investors). PA agrees to reimburse the Company Indemnified Party for any reasonable expenses (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Company Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Company Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such PA Indemnified Party pursuant to the provisions of this subsection (b). PA’s obligations under this Section 7(b) shall be limited to the net amount of Fees and expenses paid or payable by the Company to PA, other than fraud, intentional misrepresentation or willful breach. In the event PA shall be obligated to indemnify a Company Indemnified Party in connection with any such proceeding, PA shall be entitled to assume the defense of such proceeding, with counsel approved by the Company Indemnified Party (which shall not be unreasonably withheld), upon the delivery to the Company Indemnified Party of written notice of PA’s election to do so.

(c)       Notwithstanding anything contained herein to the contrary, this Section 7 will survive expiration or termination of this Agreement indefinitely.

8.       Confidentiality. Except in keeping with its obligations under this Agreement, PA will maintain in confidence and will not use for its own benefit any inventions, confidential know-how, trade secrets, financial information and other non-public information and data disclosed to it by the Company, and it will not divulge the same to any other persons until such time as the information becomes a matter of public knowledge. PA will use its best efforts to prevent any unauthorized disclosure described above by others. This Section 8 will survive expiration or termination of this Agreement indefinitely. Notwithstanding the foregoing, nothing in this Section 8 shall preclude PA from complying with regulatory requirements imposed on it by FINRA, the SEC, or any other state or federal agency, or self-regulatory body, or court order.

(a)       Expenses. Upon receipt of Five Hundred Thousand Dollars ($500,000) in escrow for purchase of the securities being offered in the Offering from Qualified Investors and Tail Investors, the Company shall pay PA a non-accountable expense fee equal to Twenty-Five Thousand Dollars ($25,000).

9.       Independent Contractor. PA will perform its services hereunder as an independent contractor, and nothing in this Agreement will in any way be construed to constitute PA the agent, employee or representative of the Company. Neither PA nor any agent acting on behalf of PA will enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner or make any representations, warranties or promises on the Company’s behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company’s prior written consent, or attempt to do any of the foregoing.

10.       General.

(a)       Reimbursement. If any future financial dispute, discrepancy or controversy arises between or among the Company, its stockholders and/or PA and results in PA causing an audit or accounting of the Company’s books and records, the Company shall reimburse PA for the reasonable and documented expenses relating to such audit or accounting.

(b)       Arbitration. The parties hereto agree that any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement, shall be subject to the laws of the State of Delaware without giving effect to its conflicts of laws provisions. Any disputes will be settled in binding arbitration in Chicago, Illinois under the auspices of FINRA dispute resolution. The Arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(c)       Covenant against Assignment. This Agreement is personal to the parties hereto, and accordingly, except for the right to enforce the obligations under Sections 6 and 7 hereunder (which right shall inure to the benefit of the successors and assigns of the aggrieved party), neither this Agreement nor any right hereunder or interest herein may be assigned or transferred or charged by either party without the express written consent of the other.

(d)       Entire Agreement; Amendment. This Agreement and the attached exhibits constitute the entire contract between the parties with respect to the subject matter hereof and supersede any prior agreements between the parties. This Agreement may not be amended, nor may any obligation hereunder be waived, except by an agreement in writing executed by, in the case of an amendment, each of the parties hereto, and, in the case of a waiver, by the party waiving performance.

(e)       No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(f)       Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable to the greatest extent permitted by law.

(g)       Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or PA pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation) to the number provided to the other party or such other number as a party may request by notifying the other in writing, (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

The parties have executed this Placement Agent Agreement as of the date first written above.

ANTRIABIO, INC.

By:	/s/ Nevan Elam
Name:	Nevan Elam
Title:	CEO

PAULSON INVESTMENT COMPANY, LLC

By:	/s/ Lorraine Maxfield
Name:	Lorraine Maxfield
Title:	Sr. VP Corp Fin

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